April 1, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES COMPLETES ACQUISITION OF
HOWE BARNES HOEFER & ARNETT, INC.

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that it has completed its acquisition of Howe Barnes Hoefer & Arnett, Inc., bringing to fruition a definitive merger agreement announced December 29, 2010.

“The completion of this important transaction provides Raymond James and its clients with expanded capabilities in both Capital Markets and its Private Client Group,” said Raymond James CEO Paul Reilly. “Importantly, it is consistent with our long-term strategy to diligently execute acquisitions that enhance or expand our already formidable, well-diversified retail and institutional businesses.”

The Howe Barnes acquisition extends Raymond James’ capital markets reach within the financial institutions segment, specifically community and regional banks and thrifts, including equity research, sales, trading and investment banking resources and services.

“The Howe Barnes team is a great fit for Raymond James and fills an important role in our expanding Capital Markets business,” said Jeff Trocin, executive vice president and head of the firm’s Equity Capital Markets unit. “We firmly believe that our current and future clients in the community and regional bank and thrift sectors will benefit greatly from our collective experience and expertise as well as the broad capabilities Raymond James offers.”

In addition to its equity capital market activities, Raymond James will take over private wealth management for more than 5,000 clients with more than $1.7 billion in assets under management.

“We are excited to welcome the talented financial advisors, their teams and clients to Raymond James,” said Dennis Zank, president of Raymond James & Associates. “This transaction presents many synergies to our organization by establishing a private client presence in San Francisco, as well as strengthening our capabilities in Chicago. In addition, Howe Barnes’ excellent reputation in Capital Markets combined with RJA’s robust capabilities will improve service to our institutional clients.”

Former Howe Barnes Chairman and CEO Dan Coughlin joins Raymond James as a managing director of Investment Banking and will co-head the Raymond James Financial Institutions practice with Managing Director Patrick DeLacey.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $273 billion, of which approximately $35 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2010, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
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